As filed with the Securities and Exchange Commission on June ___, 2012

Registration No. 333-175761

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(Post-Effective Amendment No. 1)

Registration Statement under the Securities Act of 1933

CROSS BORDER RESOURCES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	1311	98-0555508
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code number)	Identification No.)

22610 US Highway 281 N., Suite 218

San Antonio, TX 78258

(210) 226-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nancy S. Stephenson

22610 US Highway 281 N., Suite 218

San Antonio, TX 78258

(210) 226-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Williams & Anderson PLC

111 Center Street, 22nd Floor

Little Rock, Arkansas 72201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-1 (this “Post-Effective Amendment”) relates solely to the sale by selling stockholders of up to 7,209,375 shares of common stock issued to the selling stockholders, which resales were registered by the registrant on the Registration Statement on Form S-1 (File No. 333-175761) declared effective by the Securities and Exchange Commission on or about August 5, 2011. This Post-Effective Amendment includes the audited financial statements for the fiscal years ended December 31, 2011 filed with the Registrant’s Annual Report on Form 10-K with the Securities and Exchange Commission on March 15, 2012. This amendment also includes the unaudited financial statements for the period ended March 31, 2012 filed with the Registrant’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission on May 11, 2012. All filing fees payable in connection with the registration of these securities were previously paid by the registrant at the time of filing the original Registration Statement on Form S-1.

326,335 shares offered in this Post-Effective Amendment were previously sold under the Registration Statement on Form S-1 (No. 333-175761) as initially filed with the Securities and Exchange Commission on July 25, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated ________, 2012

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

7,209,375 Shares of Common Stock

Cross Border Resources, Inc.

This prospectus relates to the resale by selling stockholders identified in the section entitled “Selling Stockholders” on page 8 of this prospectus of up to an aggregate of 7,209,375 shares of common stock of Cross Border Resources, Inc. Of the 7,209,375 shares being registered, 3,606,250 shares are outstanding, and 3,603,125 shares are issuable upon exercise of outstanding warrants.

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus. However, the shareholders are not required to exercise their warrants, and under the terms of the warrants, cashless exercise is permitted in certain circumstances. We may not receive any proceeds if the warrants are not exercised or are exercised on a cashless basis. If all of the shares underlying the warrants are exercised for cash, we would receive aggregate gross proceeds of $8,115,625.00.

The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 12 of this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 2 of the prospectus before deciding whether to invest in our common stock.

Our common stock is quoted on OTCQX and trades under the symbol XBOR. On May 29, 2012, the closing sale price of our common stock was $1.89 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated __________________, 2012.

2

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4

RISK FACTORS	5

SELLING STOCKHOLDERS	10

DESCRIPTION OF SECURITIES	13

PLAN OF DISTRIBUTION	15

LEGAL MATTERS	17

EXPERTS	17

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	17

INCORPORATION BY REFERENCE	17

REQUESTING DOCUMENTS	18

WHERE YOU CAN FIND MORE INFORMATION	18

3

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering, and our financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 2 before deciding to invest in our common stock. Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our,” “us” or the “Company” refer to Cross Border Resources, Inc. and its subsidiaries.

Overview of the Company

Cross Border Resources, Inc. is an oil and gas exploration company with its headquarters in San Antonio, Texas, resulting from the business combination of Doral Energy Corp (“Doral”) and Pure Gas Partners II, L.P. (“Pure L.P.”), effective January 3, 2011. The business combination of Doral and Pure L.P. was completed by the transfer of all of Pure L.P.’s oil and gas assets and liabilities to its wholly owned subsidiary, Pure Energy Group, Inc. (“Pure Sub”), and the subsequent merger (the “Pure Merger”) of Pure Sub with a wholly owned subsidiary of Doral incorporated for the purpose of completing the Pure Merger.

We own over 868,000 gross (approximately 295,000 net) mineral and lease acres in New Mexico and Texas. Approximately 26,000 of these net acres exist within the Permian Basin. A significant majority of our acreage consists of either owned mineral rights or leases held by production, allowing us to hold lease rental payments to under $5,000 annually. The remainder of our acreage interests consists of operated and non-operated working interests.

Current development of our acreage is focused on our prospective Bone Spring acreage located in the heart of the 1st and 2nd Bone Spring play. This play encompasses approximately 4,390 square miles across both New Mexico and Texas. We currently own varying, non-operated working interests in both Eddy and Lea Counties, New Mexico, along with our working interest partners that include Cimarex, Apache, and Mewbourne, all having significant footprints within this play.

Additional development is currently underway on our Abo, Yeso, and Wolfberry acreage with our other working interest partners, Concho Resources and Big Star. We currently have a drilling inventory across these formations with varying non-operated working interests ranging from 1.05% to 20%.

The Company’s principal executive offices are located at 22610 US Highway 281 N., Suite 218, San Antonio, TX 78258, and our telephone number is (210) 226-6700. Our website address is http://www.xbres.com. The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	Up to 7,209,375 shares of our common stock issued or issuable upon the exercise of outstanding warrants.

Use of Proceeds	Selling stockholders will receive the proceeds from the sale of common stock covered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will receive proceeds from any cash exercise of the warrants whose underlying shares of common stock are covered by this prospectus. We intend to use proceeds from the cash exercise of the warrants, if any, for general working capital.

4

As of May 29, 2012, we had 16,151,946 shares of common stock outstanding, warrants outstanding to purchase an aggregate of 3,603,125 shares of common stock, and options to purchase an aggregate of 87,500 shares of common stock are held by directors.

RISK FACTORS

Our business faces many risks. We believe the risks described below are the material risks facing the Company. However, the risks described below may not be the only risks we face. Additional unknown risks or risks that we currently consider immaterial may also impair our business operations. If any of the events or circumstances described below actually occur, our business, financial condition or results of operations could suffer, and the trading price of our shares of common stock could decline significantly. Investors should consider the specific risk factors discussed below, together with the “Cautionary Note Regarding Forward-Looking Information” and the other information contained in this registration statement and the other documents that we file from time to time with the Securities and Exchange Commission.

The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, financial condition or results of operation.

Risks Relating to Our Business

We have an operating deficit.

Prior to this quarterly period, our operations have not been profitable.  Doral Energy Corp. (prior to the merger) incurred losses since inception.  We may never be able to achieve sustained profitability.

We have recently merged operations and therefore have a short combined operating history and limited combined audited financial statements.

On January 3, 2011, the Company effected a business combination with Pure L.P. Pure L.P. appointed three new directors, and the Company hired new officers. Because of this recent merger, the Company has a very short operating history for the combined operations. Furthermore, Doral’s fiscal year ended on July 31, 2010, and Pure L.P.’s fiscal year ended on December 31, 2010; therefore the Company does not have consolidated audited financial statements for the newly-combined entity prior to 2011.

Red Mountain Resources, Inc, which controls approximately 29.9% of our Common Stock, may be able to exert significant influence over the Company.

As of April 27, 2012, Red Mountain beneficially owned approximately 29.9% of the existing outstanding shares of our common stock. As a result, Red Mountain has the ability to exercise significant influence over all matters requiring stockholder approval. Red Mountain has appointed three members to the Company's five-member Board, all of which are members of the Board of Red Mountain. The concentration of ownership could have the effect of accelerating, delaying or preventing a change in control of the Company.

The loss of our key persons, or our failure to attract and retain additional personnel could adversely affect our business.

Because we are a small company, our success depends greatly upon the efforts, abilities, and decision-making of our executive officers. Pursuant to the Settlement Agreement, the Company's Chief Executive Officer Everett Willard Gray II and the Company's Chief Operating Officer and President Lawrence J. Risley resigned effective May 31, 2012. We subsequently appointed Earl Sebring to serve as our interim President. We do not have an employment agreement with Mr. Sebring. In the event Mr. Sebring resigns and we are unable to find a suitable replacement to act as our principal executive officer, we may not be able to maintain or develop our business, in which case investors might lose all of their investment.

5

If we issue additional shares of common stock in the future, this may result in dilution to our existing stockholders.

Our articles of incorporation, as amended, authorize the issuance of 36,363,637 shares of common stock. Our board of directors has the authority to issue additional shares of common stock up to the authorized capital stated in the articles of incorporation. We contemplate that our board of directors may authorize the issuance of some or all of such shares to provide the Company with additional capital or as compensation for consultants and independent contractors providing services to the Company.

The issuance of shares in connection with an offering or as stock compensation may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders.

We have never paid dividends and do not intend to pay any in the foreseeable future, which may delay or prevent recovery of your investment.

We have never paid any cash dividends and currently do not intend to pay any dividends in the foreseeable future. If we do not pay dividends, this may delay or prevent recovery of your investment. To the extent that we require additional funding currently not provided for in our financing plan, it is possible that our funding sources might prohibit the payment of dividends.

Risks Relating to Our Industry

Our future performance depends upon our ability to obtain capital to find or acquire additional oil and natural gas reserves that are economically recoverable.

Unless we successfully replace the reserves that are reduced by production, our reserves will decline, resulting eventually in a decrease in oil and natural gas production and lower revenues and cash flows from operations. The business of exploring for, developing or acquiring reserves is capital intensive. Our ability to make the necessary capital investment to maintain or expand our oil and natural gas reserves is limited by our relatively small size. Further, we may commence drilling operations on our properties and any other properties that we acquire in an effort to increase production, which would require more capital than we have available from cash flow from operations or our existing debt facilities. We expect to require additional capital prior to the end of 2012 in order to maintain our reserves and will be required to seek additional sources of financing or limit our participation in additional drilling operations. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reserves will be discovered.

The successful implementation of our business plan is subject to risks inherent in the oil and gas business, which if not adequately managed, could result in additional losses.

Our oil and gas operations will be subject to the economic risks typically associated with exploitation and development activities, including the necessity of making significant expenditures to locate and acquire properties and to drill development wells. In addition, the availability of drilling rigs and the cost and timing of drilling, completing and, if warranted, operating wells is often uncertain. In conducting exploitation and development activities, the presence of unanticipated formation pressure or irregularities in formations, miscalculations or accidents may cause our exploitation, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular well. If exploitation and development efforts are unsuccessful in establishing proved reserves and development activities cease, the amounts accumulated as unproved costs will be charged against earnings as impairments.

6

In addition, the availability of a ready market for our oil and gas production depends on a number of factors, including the demand for and supply of oil and gas and the proximity of reserves to pipelines and other facilities. Our ability to market such production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities, in most cases owned and operated by third parties. Failure to obtain such services on acceptable terms could materially harm our proposed oil and gas business. We may be required to shut in wells for lack of a market or because of inadequacy or unavailability of pipelines or gathering system capacity. If that occurs, we would be unable to realize revenue from those wells until arrangements are made to deliver such production to market.

Our future performance is dependent upon our ability to identify, acquire and develop oil and gas properties, the failure of which could result in under use of capital and losses.

The future performance of our oil and gas business will depend upon an ability to identify, acquire and develop oil and gas reserves that are economically recoverable. Success will depend upon the ability to acquire working and net revenue interests in properties upon which oil and gas reserves are ultimately discovered in commercial quantities, and the ability to develop prospects that contain proven oil and gas reserves to the point of production. Without successful acquisition, exploitation, and development activities, we will not be able to develop oil and gas reserves or generate revenues. There are no assurances oil and gas reserves will be identified or acquired on acceptable terms, or that oil and gas deposits will be discovered in sufficient quantities to enable us to recover our exploitation and development costs or sustain our business.

The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental risks, and other factors. Such assessments are inexact and uncertain. In addition, no assurances can be given that our exploitation and development activities will result in the discovery of any reserves. Operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as lack of availability of rigs and other equipment, title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties, unusual or unexpected formation pressures, and other work interruptions. In addition, the costs of exploitation and development may materially exceed our initial estimates.

The oil and gas exploration and production industry historically is a cyclical industry and market fluctuations in the prices of oil and gas could adversely affect our business.

Prices for oil and gas tend to fluctuate significantly in response to factors beyond our control. These factors include, but are not limited to:

(a)	weather conditions in the United States and elsewhere;
(b)	economic conditions, including demand for petroleum-based products, in the United States and elsewhere;
(c)	actions by OPEC, the Organization of Petroleum Exporting Countries;
(d)	political instability in the Middle East and other major oil and gas producing regions;
(e)	governmental regulations, both domestic and foreign;
(f)	domestic and foreign tax policy;
(g)	the pace adopted by foreign governments for the exploration, development, and production of their national reserves;
(h)	the price of foreign imports of oil and gas;
(i)	the cost of exploring for, producing and delivering oil and gas and the discovery rate of new oil and gas reserves;
(j)	the rate of decline of existing and new oil and gas reserves;
(k)	available pipeline and other oil and gas transportation capacity;
(l)	the ability of oil and gas companies to raise capital;
(m)	the overall supply and demand for oil and gas; and
(n)	the availability of alternate fuel sources.

7

Changes in commodity prices may significantly affect our capital resources, liquidity and expected operating results. Price changes will directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but also could reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment. Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and the development and exploitation of projects. Commodity prices are expected to continue to fluctuate significantly in the future.

Hedging transactions may limit potential gains on increases to oil and gas prices.

From time to time, the Company may enter into hedging transactions. When we do enter into hedging transactions, they are for a portion of our expected production for the purpose of reducing the risk of fluctuations in oil and gas prices. Although these hedging transactions would be expected to provide us with some protection in the event of a decrease in oil and gas prices, they also may limit our potential gains in the event that oil and gas prices increase. Although we are currently engaged in hedging arrangements, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging arrangements.

We may encounter difficulty in obtaining equipment and services.

Higher oil and natural gas prices and increased oil and natural gas drilling activity generally stimulate increased demand and result in increased prices and unavailability for drilling rigs, crews, associated supplies, equipment and services. While we have recently been successful in acquiring or contracting for services, we could experience difficulty obtaining drilling rigs, crews, associated supplies, equipment and services in the future. These shortages could also result in increased costs or delays in timing of anticipated development or cause interests in oil and natural gas leases to lapse. We cannot be certain that we will be able to implement our drilling plans or at costs that will be as estimated or acceptable to us.

Our ability to produce oil and gas from our oil and gas assets may be adversely affected by a number of factors outside of our control.

The business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that, although productive, the wells may not produce oil or gas in economic quantities. Other hazards, such as unusual or unexpected geological formation pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if excessive water or other deleterious substances are encountered that impair or prevent the production of oil or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances. There can be no assurance that oil and gas will be produced from the properties in which we have interests. In addition, the marketability of oil and gas that may be acquired or discovered may be influenced by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas, gathering systems, pipelines and processing equipment, market fluctuations in oil and natural gas prices, taxes, royalties, land lease tenure, allowable production volumes, and environmental protection regulations.

If we are unable to maintain our working interests in leases, our business will be adversely affected.

A portion of our oil and gas assets are held under oil and gas leases. A failure to meet the specific requirements of each lease may cause that lease to terminate or expire. There are no assurances the obligations required to maintain those leases will be met and that we will be able to meet the rental obligations under federal, state and private oil and gas leases. If we are unable to make rental payments and satisfy any other conditions on a timely basis, we may lose our rights in the properties that we may acquire.

8

Title deficiencies could render our leases worthless.

The existence of a material title deficiency can render a lease worthless and can result in a large expense to our business. In acquiring oil and gas leases or undivided interests in oil and gas leases, we may forgo the expense of retaining lawyers to examine the title to the oil or gas interest to be placed under lease or already placed under lease. Instead, we may rely upon the judgment of oil and gas landmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease specific oil or gas interest. This is customary practice in the oil and gas industry. As a result, we may be unaware of deficiencies in the marketability of the title to the lease. Such deficiencies could render the lease worthless.

If we fail to maintain adequate operating insurance, our business could be materially and adversely affected. The liability insurance we maintain may not be adequate to cover losses our business may incur.

Our oil and gas operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. We could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations. Any prospective drilling contractor or operator which we hire will be required to maintain insurance of various types to cover its operations with policy limits and retention liability customary in the industry. We maintain well control, re-drill, environmental clean-up, and liability insurance on all of our field production and future drilling operations. However, the occurrence of a significant adverse event on such prospects that would happen to be not fully covered by insurance could result in the loss of all or part of our investment in a particular prospect, which could have a material adverse effect on our financial condition and results of operations.

Complying with environmental and other government regulations could be costly and could negatively impact prospective production.

The oil and gas business is governed by numerous laws and regulations at various levels of government. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment and other environmental protection issues. Such laws and regulations may, among other potential consequences, require that we acquire permits before commencing drilling and restrict the substances that can be released into the environment with drilling and production activities. Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. Prior to commencement of drilling operations, we may secure limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

The costs of complying with environmental laws and regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur, resulting in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

9

The oil and gas industry is highly competitive, and we may not have sufficient resources to compete effectively.

The oil and gas industry is highly competitive. We will be competing with oil and natural gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we have, as well as companies in other industries supplying energy, fuel and other needs to consumers. Larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices for oil and gas more easily than we can. Competitors may be able to pay more for oil and gas leases and properties and may be able to define, evaluate, bid for and purchase a greater number of leases and properties than we can. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to acquire oil and gas properties will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

Risks Relating to Our Stock

The trading price of our common stock may be volatile, with the result that an investor may not be able to sell any shares acquired at a price equal to or greater than the price paid by the investor.

Our common stock is quoted on the OTCQX under the symbol "XBOR.” Companies quoted on the OTC market have traditionally experienced extreme price and trading volume fluctuations. We have experienced price and volume fluctuations. In addition, our stock price may be adversely affected by factors that are unrelated or disproportionate to our operating performance. The Company is a former shell company and the market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. As a result of this potential price and volume volatility, an investor may have difficulty selling any of our common stock that they acquire at a price equal or greater than the price paid by the investor.

Because our stock is a penny stock, stockholders will be limited in their ability to sell their stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are defined in Rule 3a51-1 under the Securities Exchange Act of 1934 (the "Exchange Act") and include equity securities with a price of less than $5.00 and not listed to trade on certain national securities exchanges.

Because our securities constitute "penny stocks" within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common stock is less than $5.00 per share, the common stock will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC that may be found at http://www.sec.gov/investor/schedule 15g.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser (based on the purchaser's financial situation, investment experience, and investment objectives) and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

SELLING STOCKHOLDERS

An aggregate of 7,209,375 shares of common stock issued or issuable upon the exercise of previously issued warrants may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders.  We are paying all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders.  Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.  All of the information contained in the table below is based solely upon information provided to us by the selling stockholders or otherwise known by us.

10

Except as otherwise noted below, none of the selling stockholders has had any material relationship within the past three years with the Company or any of its predecessors or, to the Company’s knowledge, its affiliates. To our knowledge, none of the selling stockholders is a broker-dealer or affiliated with a broker-dealer (other than as a minority passive investor of an entity affiliated with a broker-dealer). Unless otherwise indicated, the selling stockholders have sole voting and dispositive power with respect to their shares of common stock. In addition to the shares offered hereby, which represent such shares of our common stock issued or issuable upon exercise of previously issued warrants by the respective selling stockholders, the selling stockholders may otherwise beneficially own our shares of common stock as a result of, among others, open market purchases, which information is not obtainable by us without undue effort and expense. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the information regarding the shares beneficially owned was last known by us, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.  All of the shares of common stock issued or issuable upon the exercise of previously issued warrants were issued in connection with our private offering that closed on May 26, 2011 unless otherwise noted.

The following table sets forth, for each of the selling stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold. Shares offered hereby represent such shares of our common stock issued or issuable upon exercise of previously issued options by respective selling stockholders.

11

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Offered		Number of Shares Beneficially Owned After the Offering (2)	Percentage of Common Stock Beneficially Owned After the Offering (3)
Alpha Capital Austalt (4)	166,667		166,667		0	0
Edward Ajootian	272,580		200,000		72,580	0.37%
Black Rock Capital, LLC (5)	6,973,589		4,272,328		2,701,261	13.67%
Cranshire Capital, LP (6)	60,000		60,000		0	0
CLC Children’s Trust (7)	133,334		133,334		0	0
James Cerna	23,667		23,667		0	0
Edward G. Chiles(16)	228,185		200,000		28,185	0.14%
Del Rey Management, LP (8)	66,667		66,667		0	0
Freestone Advantage Partners, LP (6)	6,667		6,667		0	0
Dennis Flyer	40,000		40,000		0	0
Roger Friedbauer	50,000		40,000		10,000	0.05%
George K. Hickox, Jr.	733,334		733,334		0	0
Michael King	16,667		16,667		0	0
LaRoche Enterprises (9)	853,566	(10)	266,668		586,898	2.97%
Robert A. Norikane	67,000		67,000		0	0
Kenneth R. O’Donnell Jr.	16,667		16,667		0	0
Joyce E. Rutledge	200,000		200,000		0	0
The Murchison Living Trust (11)	635,031	(12)	47,330		587,701	2.97%
The Schueck Family Limited Partnership (13)	74,320		9,375	(14)	64,945	0.33%
Theodore Christakos Trust (15)	68,334		33,334		35,000	0.18%
Tymothi O. Tombar	365,168		266,668		98,500	0.49%
Total	11,051,443		6,866,373		4,185,070	21.18%

(1)	The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option. The shares being registered hereby that are underlying the warrants issued in the private offering are included in this number of shares owned. The warrants became exercisable on November 26, 2011, but to date, no warrants have been exercised.
(2)	The number of shares outstanding is 19,755,071 shares, which assumes the exercise of all warrants and the issuance of 3,603,125 shares underlying the warrants. 16,151,946 shares of our common stock are issued and outstanding as of May 29, 2012.
(3)	The percentages of beneficial ownership are based on 19,755,071 shares, which assumes the exercise of warrants and the issuance of 3,603,125 shares underlying the warrants.
(4)	Voting and investment control vested in Konrad Ackermann.
(5)	Voting and investment control vested in Red Mountain Resources, Inc. Voting and investment control of Red Mountain Resources, Inc. is vested in Alan Barksdale. The 2,701,261 shares beneficially owned after the offering are owned directly by Red Mountain Resources, Inc.
(6)	Voting and investment control vested in Cranshire Capital Advisors, LLC. Voting and investment control of Cranshire Capital Advisors, LLC is vested in Mitchell P. Kopin as President.
(7)	Voting and investment control vested in Gina Mia Carameros, Trustee.

12

(8)	Voting and investment control vested in Gregorry Bied, Managing Partner.
(9)	Richard F. LaRoche and Gloria E. LaRoche each own 50% of LaRoche Enterprises.
(10)	Includes 134,111 shares held indirectly by LaRoche Family L.P. and 92,895 shares held indirectly by Brushy Forest L.P.
(11)	Voting and investment control vested in Stephen Blake Murchison, Trustee.
(12)	Includes 292,834 shares held indirectly by LBA Capital Partners for which Stephen Blake Murchison serves as managing partner and has voting and investment control. LBA Capital Partners reported ownership of 843,017 shares in a Schedule 13G filed on March 4, 2011. Since that time, LBA Capital Partners has distributed some of these shares to its partners thereby reducing the total owed to 292,834.
(13)	Voting and investment control vested in Thomas B. Schueck, General Partner.
(14)	6,250 shares were issued and 3,125 shares of common stock are issuable to The Schueck Family Limited Partnership for warrants it received in its conversion of Debentures in the principal amount of $25,000 into shares of the Company’s common stock at a conversion price of $4.00 per share for a total of 6,250 shares. For each share of common stock issued, the Company issued, for no additional consideration, one-half of one non-transferrable share purchase warrant for a total of 3,125 warrants.
(15)	Voting and investment control vested in Theodore Christakos, Trustee.
(16)	Includes 19,100 shares owned by WELD, Inc. for which Edward G. Chiles serves as President and has voting and investment control and 7,575 shares owned by Christin A. Chiles and Edward G. Chiles, as joint tenants with right of survivorship.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary only and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws and Certificate of Merger and Articles of Merger filed with the Nevada Secretary of State’s office on December 28, 2010, all of which are included or referenced as Exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to 36,363,637 shares of common stock, $0.001 par value per share.  All outstanding shares of our common stock are fully paid and non-assessable.  Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.

Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.

Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available.

Warrants

Private Offering

Three million six hundred thousand (3,600,000) shares of our common stock covered by this prospectus are underlying warrants issued in connection with the private offering closed on May 26, 2011.  The private offering was exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder.  In the offering, the Company issued an aggregate of 3,600,000 units.  Each unit was sold at $1.50 and was comprised of one share of common stock and one five-year warrant to purchase a share of common stock at an exercise price of $2.25 per share.  The offering was made to a select group of institutional and accredited investors.

13

The warrants provide for cashless exercise if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the common stock underlying the warrants and all such common stock is not then registered for resale by the Selling Stockholder into the market at market prices from time to time on an effective registration statement for use on a continuous basis

The warrants are not exercisable by the Selling Stockholders to the extent (but only to the extent) that the Selling Stockholder with any of its affiliates would beneficially own in excess of 9.98% of the Company’s outstanding common stock.  The number, class, and price of the common stock underlying the warrants are subject to adjustment from time to time upon the happening of certain events including a forward stock split, stock dividend, merger, consolidation, reclassification or reorganization.

Debenture Conversion

Effective January 5, 2011, we agreed to convert a debenture originally issued by Pure in the principal amount of $25,000 into shares of our common stock and warrants to purchase common stock.  As a result, we issued an aggregate of 6,250 shares of common stock and 3,125 warrants to purchase shares of our common stock at a price of $5.00 per share for a period of two and one-half (2½) years.

We have the right to redeem the warrants at a price of $0.001 per warrant if, at any time, the closing price of our common stock on the principal market or exchange on which that stock trades equals or exceeds $7.50 per share for 10 consecutive trading days and there is an effective registration statement filed with the Securities and Exchange Commission in respect of the resale of the common stock underlying the warrants. To exercise this right, we must provide the warrant holder with at least 20 days prior written notice of our intention to exercise the redemption right. The shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act.  We received representations from the holder of this debenture that it is an “accredited investor” as defined under Regulation D of the Securities Act.

Listing

Our shares of common stock are listed on the OTCQX under the symbol of “XBOR”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is OTR, 1001 SW 5th Ave, Ste. 1550, Portland, Oregon  97204.

14

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

15

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

16

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Williams & Anderson PLC. As of May 29, 2012, the Company is not involved in any legal proceedings other than the Bloodworth lawsuit described on p. 17 of the Company’s annual report on Form 10-K filed on March 15, 2012 which is incorporated herein by reference.

EXPERTS

Our financial statements as of December 31, 2011 have been audited by Darilek, Butler & Associates PLLC, the report of which is included in the Company’s annual report on Form 10-K filed on March 15, 2012, and such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our proved reserves estimates were prepared by of Joe C. Neal & Associates, independent petroleum consultants to the Company. Joe C. Neal & Associates is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for 35 years. Joe C. Neal & Associates has extensive experience calculating reserves for other companies operating in the Permian Basin region and, as such, we believe that they have sufficient experience to estimate our reserves. Joe C. Neal & Associates is a Texas registered professional engineering firm. Our primary contact at Joe C. Neal & Associates is Alan Neal. Mr. Neal is a Licensed Professional Engineer in the State of Texas.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed on March 15, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and filed on May 11, 2012;

•	Information Statement on Schedule 14f-1 filed on April 27, 2012; and

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act or proxy or information statements filed pursuant to Section 14 of the Exchange Act since December 31, 2011.

Nothing in this prospectus shall be deemed to incorporate information deemed furnished but not filed with the SEC. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or a document subsequently filed and incorporated by reference into this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

17

REQUESTING DOCUMENTS

You may request a free copy of any or all of the information incorporated by reference into the prospectus (other than exhibits not specifically incorporated by reference into the text of such documents) including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Please direct any oral or written requests for such documents to: ATTN: Nancy S. Stephenson 22610 US Highway 281 N., Suite 218, San Antonio, TX 78258, E-mail: nanstep@gvtc.com, Telephone (210) 226-6700, Fax 210-930-3967, nancys@xbres.com. You may also access the reports filed by the Company with the SEC by visiting the Company's website at http://www.xbres.com.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the Registration Statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to the Registration Statements including its exhibits.

18

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1,649
Printing and filing fees	$3,500
Accounting fees and expenses	$4,000
Legal fees and expenses	$65,000
Total	$74,149

All amounts are estimates, other than the Commission's registration fee. We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling stockholders.  The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

II-1

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any  director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Additionally, we have entered into indemnification agreements with all of our directors whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 15. Recent Sales of Unregistered Securities

All unregistered sales of our equity securities made have been reported in our periodic reports filed with the SEC which are incorporated by reference herein.

Item 16. Exhibits

The Exhibit List is provided following the signatures hereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any  material change to such information in the registration statement.

II-2

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.           That, for purposes of determining liability under the Securities Act of 1933 for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas on June 1, 2012.

CROSS BORDER RESOURCES, INC.

By:	/s/ Earl Sebring
	Name:	Earl Sebring
	Title:	Interim President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Cross Border Resources, Inc., a Nevada corporation (the “Corporation”), hereby constitute and appoint Earl Sebring, the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact, to sign for the undersigned and in his name as an officer or director of the Corporation, any and all amendments (including post-effective amendments) to this registration statement on Form S-1 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Earl Sebring	Interim President	June 1, 2012

/s/ Nancy S. Stephenson	Chief Accounting Officer, Treasurer and Secretary	June 1. 2012

/s/ Alan P. Barksdale	Chairman of the Board and Director	June 1, 2012

/s/Randell K. Ford	Director	June 1, 2012

/s/ John Hawkins	Director	June 1, 2012

/s/ Richard F. LaRoche Jr.	Director	June 1, 2012

/s/Paul N. Vassilakos	Director	June 1, 2012

II-4

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
2.1	Agreement and Plan of Merger entered into on December 2, 2010 among Doral Energy Corp., Doral Acquisition Corp., Pure Gas Partners II, L.P. and Pure Energy Group, Inc. (14)
2.2	Agreement and Plan of Merger entered into on December 24, 2010 between Doral Acquisition Corp. (as subsidiary merging entity) and Doral Energy Corp. (as parent surviving entity) with the surviving entity changing its name to Cross Border Resources, Inc. (16)
3.1	Articles of Incorporation.(1)
3.2	Certificate of Change Pursuant to NRS 78.209 increasing the authorized capital of common stock to 2,500,000,000 shares, par value $0.001 per share (25-for-1 Stock Split).(3)
3.3	Articles of Merger between Language Enterprises Corp. (as surviving entity) and Doral Energy Corp. (as merging entity).(4)
3.4	Certificate of Change Pursuant to NRS 78.209 decreasing the authorized capital of common stock to 400,000,000 shares, par value $0.001 per share (1-for-6.25 Reverse Split).(5)
3.5	Certificate of Change Pursuant to NRS 78.209 increasing the authorized capital of common stock to 2,000,000,000 shares, par value $0.001 per share (5-for-1 Stock Split).(6)
3.6	Certificate of Change Pursuant to NRS 78.209 decreasing the authorized capital of common stock to 36,363,637 shares, par value $0.001 per share (1-for-55 Stock Split). (15)
3.7	Certificate of Merger between Doral Acquisition Corp. (as merging entity) and Doral Energy Corp. (as surviving entity). (16)
3.8	Articles of Merger between Doral Acquisition Corp. (as merging entity) and Doral Energy Corp. (as surviving entity). (16)
3.9	Amended & Restated Bylaws as amended by Amendments No. 1 & No. 2 (24)
3.10	Amendment to Bylaws. (27)
4.1	Trust Indenture of Pure Energy Group, Inc. and Pure Gas Partners II, L.P. assumed by the Company. (16)
4.2	Form of Common Stock Warrant. (23)
5.1	Legal Opinion as to the legality of the securities being registered (23)
10.1	Loan and Cancellation of Convertible Note Agreement between Doral Energy Corp. and Edward Ajootian dated March 3, 2010.(7)
10.2	Debt Settlement Agreement with War Chest Multi-Strategy Fund, LLC dated March 8, 2010.(7)
10.3	Amendment Agreement dated March 12, 2010 to Debt Settlement Agreement with War Chest Multi- Strategy Fund, LLC.(7)
10.4	Release and Settlement Agreement between Doral Energy Corp. and Macquarie Bank Limited dated March 8, 2010.(7)
10.5	Purchase and Sale Agreement dated April 30, 2010 between Doral Energy Corp. and Alamo Resources LLC.(8)
10.6	Purchase and Sale Agreement dated June 14, 2010 between Doral Energy Corp., John R. Stearns and John R. Stearns Jr.(9)
10.7	Amended and Restated 2009 Stock Incentive Plan.(10)
10.8	Debt Settlement Agreement dated September 16, 2010 between the Company and War Chest Multi- Strategy Fund, LLC.(11)
10.9	Debt Settlement Agreement dated September 16, 2010 between the Company and Barclay Lyons, LLC.(11)
10.10	Separation Agreement dated June 15, 2010 between Doral Energy Corp. and H. Patrick Seale.(12)
10.11	Debt Settlement Agreement dated November 24, 2010 between the Company and WS Oil & Gas Limited.(13)
10.12	Amended and Restated Credit Agreement between Cross Border Resources, Inc. and Texas Capital Bank, N.A. dated January 31, 2011.(18)
10.13	Employment Agreement with Everett Willard “Will” Gray II.(19)
10.14	Nonqualified Stock Option Award Agreement with Everett Willard “Will” Gray II.(19)

II-5

10.15	Employment Agreement with Lawrence J. Risley.(19)
10.16	Nonqualified Stock Option Award Agreement with Lawrence J. Risley.(19)
10.17	Employment Agreement with P. Mark Stark.(19)
10.18	Nonqualified Stock Option Award Agreement with P. Mark Stark.(19)
10.19	Consulting Agreement with BDR, Inc.(19)
10.20	Nonqualified Stock Option Award Agreement with BDR, Inc.(19)
10.21	Loan Agreement by and between Green Shoe Investments Ltd. and the Company.(20)
10.22	Promissory Note to Green Shoe Investments Ltd.(20)
10.23	Loan Agreement by and between Little Bay Consulting SA and the Company.(20)
10.24	Promissory Note to Little Bay Consulting SA.(20)
10.25	Separation Agreement and Release with BDR, Inc. (22)
10.26	Consent, Waiver and First Amendment to Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (25)
10.27	First Amendment to Employment Agreement with Everett Willard “Will” Gray II (25)
10.28	First Amendment to Employment Agreement with Lawrence J. Risley (25)
10.29	Letter Agreement with Nancy S. Stephenson (25)
10.30	Agreement with Red Mountain Resources, Inc. (26)
10.31	Second Amendment to Employment Agreement with Everett Willard “Will” Gray II (26)
10.32	Second Amendment to Employment Agreement with Lawrence J. Risley (26)
10.33	Amended Letter Agreement with Nancy S. Stephenson (26)
10.34	Separation Agreement and Mutual Release with Everett Willard “Will” Gray II (26)
10.35	Separation Agreement and Mutual Release with Lawrence J. Risley (26)
10.36	Mutual Release with Nancy S. Stephenson (26)
10.37	Mutual Release with Brad E. Heidelberg (26)
10.38	Form of Indemnification Agreement.
14.1	Code of Business Conduct and Ethics (24)
16.1	Letter of Malone Bailey, LLP (Former Principal Independent Accountants).(17)
21.1	List of Subsidiaries.(23)
23.1	Consent of Darilek, Butler & Associates PLLC.
23.2	Consent of Williams & Anderson PLC, included in Exhibit 5.1
23.3	Consent of Joe C. Neal & Associates, Inc.
24.1	Power of Attorney (included in signature block to registration statement)
99.1	Evaluation of Oil and Gas Reserves of Cross Border Resources, Inc., Effective Date: January 1, 2012 (24)

(1)	Filed as an exhibit to our Registration Statement on Form SB-2 filed on September 11, 2006.
(2)	Filed as an exhibit to our Annual Report on Form 10-KSB for the year ended July 31, 2007 filed on October 30, 2007.
(3)	Filed as an exhibit to our Current Report on Form 8-K filed on January 9, 2008.
(4)	Filed as an exhibit to our Current Report on Form 8-K filed on April 28, 2008.
(5)	Filed as an exhibit to our Current Report on Form 8-K filed on January 29, 2009.
(6)	Filed as an exhibit to our Current Report on Form 8-K filed on September 14, 2009.
(7)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed on March 22, 2010.
(8)	Filed as an exhibit to our Current Report on Form 8-K filed on May 6, 2010.
(9)	Filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2010.
(10)	Filed as an exhibit to our Current Report on Form 8-K filed on July 30, 2010.
(11)	Filed as an exhibit to our Current Report on Form 8-K filed on October 1, 2010.
(12)	Filed as an exhibit to our Annual Report on Form 10-K filed on November 15, 2010.
(13)	Filed as an exhibit to our Current Report on Form 8-K filed on December 1, 2010.
(14)	Filed as an exhibit to our Current Report on Form 8-K filed on December 6, 2010.
(15)	Filed as an exhibit to our Current Report on Form 8-K filed on December 29, 2010.
(16)	Filed as an exhibit to our Current Report on Form 8-K filed on January 7, 2011.
(17)	Filed as an exhibit to our Current Report on Form 8-K filed on January 19, 2011.
(18)	Filed as an exhibit to our Current Report on Form 8-K filed on February 8, 2011.
(19)	Filed as an exhibit to our Current Report on Form 8-K filed on March 25, 2011.
(20)	Filed as an exhibit to our Current Report on Form 8-K filed on April 28, 2011.
(21)	Filed as an exhibit to our Current Report on Form 8-K filed on June 3, 2011.
(22)	Filed as an exhibit to our Current Report on Form 8-K filed on June 3, 2011.
(23)	Filed as an exhibit to our Registration Statement on Form S-1/A on August 2, 2011.
(24)	Filed as an exhibit to our Annual Report on Form 10-K filed on March 15, 2012.
(25)	Filed as an exhibit to our Current Report on Form 8-K filed on March 6, 2012.
(26)	Filed as an exhibit to our Current Report on Form 8-K filed on April 24, 2012.
(27)	Filed as an exhibit to our Current Report on Form 8-K filed on June 1, 2012.

II-6